Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
FOR IMMEDIATE RELEASE	(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Completes Acquisition of Oil and Gas Mineral Interests

TULSA, OKLAHOMA, January 3, 2019 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today announced that it has completed the previously announced acquisition of certain partnership interests in AllDale Minerals, LP and AllDale Minerals II, LP (collectively "AllDale") for a cash purchase price of $175.96 million, thereby gaining control of approximately 42,000 net royalty acres in premier oil and gas resource plays.

"Closing of the AllDale transaction provides ARLP with significant ownership of attractive oil and gas mineral interests," said Joseph W. Craft III, President and Chief Executive Officer.  "This transaction lays the foundation for a new growth platform for ARLP.  The royalty income generated by these mineral interests is expected to be immediately accretive to ARLP’s cash flow in 2019 and we anticipate a growing royalty stream that will provide long-term future value to ARLP unitholders."

AllDale Transaction

ARLP acquired the AllDale general partner interests and all of the limited partner interests in AllDale not currently owned by ARLP’s affiliate, Cavalier Minerals JV, LLC (collectively the "Partnership Interests").  Based on the purchase price paid for the Partnership Interests, ARLP will record in the 2019 first quarter a non-cash gain in a range of $145.0 million to $155.0 million to reflect the fair value of its previous investments in the AllDale partnerships.

The AllDale acreage now controlled by ARLP is strategically positioned in the core of the Anadarko, Permian, Williston and Appalachian basins and is concentrated in the SCOOP/STACK, Delaware Basin, Midland Basin, Bakken and Marcellus/Utica.  ARLP’s acreage is being actively developed by industry-leading operators, including Continental Resources, Devon Energy, Anadarko Petroleum, Pioneer Natural Resources and Concho Resources.  There are currently 3,821 gross producing wells generating production net to ARLP’s interest of approximately 2,611 barrels of oil equivalent per day.  In addition, there are 495 wells currently being drilled on ARLP’s acreage and another 860 permitted well locations.

ARLP also owns approximately 4,000 net royalty acres through its limited partner interest in AllDale Minerals III, L.P.

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About Alliance Resource Partners, L.P.

ARLP is a diversified natural resource company that generates income from coal production and oil and gas mineral interests located in strategic producing regions across the United States.

ARLP currently produces coal from eight mining complexes it operates in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP also operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.  ARLP markets its coal production to major domestic and international utilities and industrial users and is currently the second largest coal producer in the eastern United States.

ARLP generates royalty income from mineral interests it owns in premier oil and gas producing regions in the US, primarily the Anadarko, Permian, Williston and Appalachian basins.

ARLP also generates income from a variety of other sources, including investments in gas compression services.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  These risks, uncertainties and contingencies include, but are not limited to, the following: changes in coal prices, which could affect our operating results and cash flows; changes in competition in coal markets and our ability to respond to such changes; legislation, regulations, and court decisions and interpretations thereof, including those relating to the environment and the release of greenhouse gases, mining, miner health and safety and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; risks associated with the expansion of our operations and properties; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume or terms to existing coal supply agreements; changing global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; fluctuations in coal demand, prices and availability; changes in oil and gas prices, which could affect our investments in oil and gas mineral interests and gas compression services; our productivity levels and margins earned on our coal sales; the coal industry's share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity, such as natural gas, nuclear energy and renewable fuels; changes in raw material costs; changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; increases in labor costs including costs of health insurance and taxes resulting from the Affordable Care Act, adverse changes in work rules, or cash payments or projections associated with post-mine reclamation and workers' compensation claims; increases in transportation costs and risk of transportation delays or interruptions;

operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers' compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal reserves; a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP's public periodic filings with the SEC, including ARLP's Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 23, 2018 and ARLP's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, filed on May 7, 2018, August 6, 2018 and November 5, 2018, respectively, with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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